Banc of California Reports Solid Earnings and Strong Balance Sheet in First Quarter 2023 Financial Results

SANTA ANA, Calif., (April 20, 2023) — Banc of California, Inc. (NYSE: BANC) today reported net income of $20.3 million, or $0.34 per diluted common share, for the first quarter of 2023. This compares to net income of $21.5 million, or $0.36 per diluted common share for the fourth quarter of 2022. On an adjusted basis, net income was $21.7 million for the quarter, or $0.37 per diluted common share.(1) This compares to adjusted net income of $26.8 million, or $0.45 per diluted common share, for the fourth quarter of 2022, which excluded a pre-tax loss on sale of securities of $7.7 million.(1)

First quarter highlights:

•Diversified core deposit base with noninterest-bearing deposits representing 38% of average deposits and 36% at quarter end. Uninsured and uncollateralized deposits comprised 27% of total deposits.
•Significant available excess liquidity with immediately available on-balance sheet liquidity and unused borrowing capacity of $4.0 billion, including $1.0 billion in cash. Available liquidity was 2.2 times the level of uninsured and uncollateralized deposits.
•Low unrealized losses in the securities portfolio, with unrealized losses of $46.8 million on AFS securities of $958.4 million, representing 3.8% of CET1 capital(1).
•High capital ratios(2) projected to remain well above the regulatory thresholds for "well capitalized" banks, including an estimated 14.06% total risk-based capital ratio, 11.66% Tier 1 capital ratio, 11.66% CET1 capital ratio and 9.71% Tier 1 leverage ratio.
•Stable asset quality as total delinquent loans decreased 20%, or 25 bps, to 1.03% and classified assets also decreased 20%, or 33 bps, to 1.34% from the prior quarter. Total net charge-offs for the quarter were 0.22% of average loans. The ACL ratio remained relatively flat at 1.27% of total loans and 158% of nonperforming assets.
•Other performance highlights as follows:
◦Return on average assets of 0.88% and adjusted return on average assets of 0.94%(1)
◦Book value per share of $16.33, up from $16.26
◦Tangible common equity per share of $14.26, up from $14.19(1)
◦Repurchased $5.2 million of common stock through March 31 and $10.0 million total as of April 12
◦Increased the quarterly dividend 67% to $0.10 per share
◦Net deposit outflow in the first quarter of only 2%

Jared Wolff, President & CEO of Banc of California, commented, "The strength of the franchise and balance sheet we have built over the past four years has enabled us to effectively manage through the recent turmoil in the banking industry. As a true relationship-focused commercial bank, we are deeply connected to our clients through the expertise and services that we provide. As a result, our deposit base remained stable and resilient over the past several weeks with noninterest-bearing deposits averaging 38% for the quarter, and we experienced only a two-percent decline in the quarter in total deposits with seasonal outflows we typically see in the first quarter. We also had a net increase in commercial deposit accounts and our deposit pipeline of business accounts remains strong."

Mr. Wolff continued, “Additionally, the proactive steps we took over the past several quarters to manage and reposition our securities portfolio has resulted in low levels of unrealized losses despite the rapidly rising rate environment. With our high levels of capital and liquidity, alongside stable deposits, we opportunistically repurchased 1% of our shares through mid-April under our recently announced buy-back authorization. We remain focused on building shareholder value in the current environment by continuing to bring in new client relationships, optimizing liquidity sources, managing expenses, preserving credit quality, and effectively using our significant excess capital.”

Raymond Rindone, Interim Chief Financial Officer of Banc of California, said, “Our total available primary and secondary liquidity was just over $4.0 billion or 2.2 times our uninsured and uncollateralized deposits, with $1.0 billion of cash at quarter end. While the deposit base has been largely stable since the recent banking industry disruption, we increased our level of overnight borrowings and added some short-term brokered deposits to increase our liquidity. While these actions had an impact on our level of profitability and net interest margin in the first quarter, we believe it was prudent from a risk management perspective. The short-term nature of this additional liquidity gives us flexibility to quickly make adjustments in our liability mix as market conditions evolve. In addition, we saw positive credit quality trends in the loan portfolio as noted by the decline in delinquencies and classified assets during the first quarter.”
(1)Non-GAAP measures; refer to section 'Non-GAAP Measures'
(2)Capital ratios are preliminary.

Income Statement Highlights

	Three Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
	($ in thousands)
Total interest and dividend income	$106,919	$104,112	$95,973	$88,418	$84,269
Total interest expense	33,866	23,895	16,565	10,119	7,828
Net interest income	73,053	80,217	79,408	78,299	76,441
Net (loss) gain on sale of securities available for sale	—	(7,708)	—	—	16
Other noninterest income	7,859	6,281	5,681	7,186	5,894
Total noninterest income	7,859	(1,427)	5,681	7,186	5,910
Total revenue	80,912	78,790	85,089	85,485	82,351
Total noninterest expense	51,239	48,203	50,962	48,612	46,596
Pre-tax / pre-provision income(1)	29,673	30,587	34,127	36,873	35,755
Provision for (reversal of) credit losses	2,000	—	—	—	(31,542)
Income tax expense	7,395	9,068	9,931	10,161	18,785
Net income	$20,278	$21,519	$24,196	$26,712	$48,512

Net income available to common stockholders(2)	$20,278	$21,519	$24,196	$26,712	$43,345
(1)Non-GAAP Measure; refer to section 'Non-GAAP Measures'
(2)Balance represents the net income available to common stockholders after subtracting preferred stock dividends and the impact of preferred stock redemption from net income. Refer to the Statements of Operations for additional detail on these amounts.
Net interest income
Q1-2023 vs Q4-2022
Net interest income decreased $7.2 million to $73.1 million for the first quarter due to a higher average balance and cost of interest-bearing liabilities, partially offset by a higher average balance and yield on interest-earning assets. The net interest margin decreased 28 basis points to 3.41% for the first quarter as the average interest-earning assets yield increased 20 basis points and the cost of average total funding increased 51 basis points.
The yield on average interest-earning assets increased to 4.99% for the first quarter from 4.79% for the fourth quarter mainly due to higher yields on loans, securities and other interest-earning assets. The overall loan yield increased 15 basis points to 5.07% during the first quarter as a result of the impact of higher market interest rates and changes in portfolio mix. The loan yields include the impact of prepayment penalty fees, the net reversal or recapture of nonaccrual loan interest and accelerated discount accretion on the early payoff of purchased loans; these items increased the overall loan yield by 8 basis points in the first quarter and 6 basis points in the fourth quarter. The yield on securities increased 47 basis points to 4.66% due mostly to rate resets in the CLO portfolio and the positive impact of the investment portfolio repositioning during the fourth quarter to sell lower-yielding securities and reinvest the proceeds in higher-yielding securities.
The average cost of funds increased 51 basis points to 1.68% for the first quarter from 1.17% for the fourth quarter. This increase was due partially to the conservative strategy to hold extra liquidity toward the end of the quarter due to the operating environment. The increase in the average cost of funds was driven by the higher cost of average interest-bearing liabilities, which increased 66 basis points to 2.47% for the first quarter from 1.81% for the fourth quarter. The cost of average interest-bearing deposits increased 64 basis points to 1.98% for the first quarter from 1.34% for the fourth quarter while the cost of average FHLB advances and FRB borrowings increased 46 basis points to 3.67% for the first quarter from 3.21% for the fourth quarter. The increase in the cost of these funding sources was due to the increase in higher cost borrowed funds and the impact of higher market interest rates as the average effective Federal Funds rate increased 86 basis points from 3.65% in the fourth quarter to 4.51% in the first quarter.
Average noninterest-bearing deposits were $279.8 million lower in the first quarter compared to the fourth quarter, and average total deposits were $303.3 million lower for the linked quarter. Average noninterest-bearing deposits represented 38% of average total deposits for the first quarter, compared to 41% for the fourth quarter. The cost of average total deposits increased 43 basis points to 1.22% for the first quarter.

Average FHLB advances, FRB borrowings and other borrowings were $346.6 million higher in the first quarter compared to the fourth quarter as wholesale funding sources were strategically utilized to further improve liquidity and manage funding costs.
Provision for credit losses
Q1-2023 vs Q4-2022
The provision for credit losses was $2.0 million for the first quarter and included a $2.5 million provision for credit losses related to loans, partially offset by a $500 thousand reversal of credit losses related to lower unfunded commitments. There was no provision for credit losses for the fourth quarter. The increase in provision for credit losses was due to an increase in specific reserves and deterioration in the macroeconomic outlook, partially offset by net charge-off activity, changes in the portfolio mix and a decrease in total loan balances.
Noninterest income
Q1-2023 vs Q4-2022
Noninterest income increased $9.3 million to $7.9 million for the first quarter due mainly to the previous quarter including a $7.7 million loss on the sale of investment securities, coupled with higher other income of $1.7 million. Other income included $1.1 million in recoveries of certain charged-off loans acquired in a previous business combination and higher income from equity investments of $750 thousand.
Noninterest expense
Q1-2023 vs Q4-2022
Noninterest expense increased $3.0 million to $51.2 million for the first quarter compared to the fourth quarter. The increase was due to (i) higher salaries and employee benefits of $1.8 million including $1.0 million of severance costs related to expense management and higher payroll taxes normally incurred during the first quarter, (ii) higher net loss in alternative energy partnership investments of $1.0 million, (iii) higher professional fees of $879 thousand, due to a $1.2 million increase in indemnified legal fees (net of recoveries) offset by a $370 thousand decrease in other professional fees, and (iv) higher regulatory assessments of $297 thousand as the FDIC increased assessment rates in the first quarter. These increases were partially offset by lower other expenses of $994 thousand due to ongoing expense management. Professional fees included net indemnified legal expenses of $380 thousand in the first quarter compared to net indemnified legal recoveries of $869 thousand in the fourth quarter.

Adjusted noninterest expense, which represents total operating costs(1), increased $777 thousand to $49.2 million for the first quarter compared to $48.5 million for the prior quarter. This increase was due to higher salaries and benefits of $1.8 million and regulatory assessments of $297 thousand, partially offset by lower professional fees of $370 thousand, and other expenses of $994 thousand.
Income taxes
Q1-2023 vs Q4-2022
Income tax expense totaled $7.4 million for the first quarter resulting in an effective tax rate of 26.7% compared to $9.1 million for the fourth quarter and an effective tax rate of 29.6%. The effective tax rate for the full year 2023 is estimated to be 27% to 28%.

(1)Non-GAAP measures; refer to section 'Non-GAAP Measures'

Balance Sheet
At March 31, 2023, total assets were $10.04 billion, which represented a linked-quarter increase of $841.9 million. The following table shows selected balance sheet line items as of the dates indicated:

						Amount Change
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	Q1-23 vs. Q4-22	Q1-23 vs. Q1-22

	($ in thousands)
Securities held-to-maturity	$328,520	$328,641	$328,757	$329,272	$329,381	$(121)	$(861)
Securities available-for-sale	$958,427	$868,297	$847,565	$865,435	$898,775	$90,130	$59,652
Loans held-for-investment	$7,054,380	$7,115,038	$7,289,320	$7,451,264	$7,451,573	$(60,658)	$(397,193)
Total assets	$10,038,901	$9,197,016	$9,368,578	$9,502,113	$9,583,540	$841,885	$455,361

Noninterest-bearing deposits	$2,506,616	$2,809,328	$2,943,585	$2,826,599	$2,958,632	$(302,712)	$(452,016)
Total deposits	$6,951,974	$7,120,921	$7,280,385	$7,558,683	$7,479,701	$(168,947)	$(527,727)
Borrowings (1)	$2,007,665	$1,002,254	$1,011,767	$884,282	$1,020,842	$1,005,411	$986,823
Total liabilities	$9,079,994	$8,237,398	$8,416,588	$8,552,983	$8,604,531	$842,596	$475,463
Total equity	$958,907	$959,618	$951,990	$949,130	$979,009	$(711)	$(20,102)
(1)Represents FHLB advances and FRB borrowings, Other borrowings, and Long-term debt, net.
Investments
Securities held-to-maturity totaled $328.5 million at March 31, 2023 and included $214.3 million in agency securities and $114.2 million in municipal securities.
Securities available-for-sale increased $90.1 million during the first quarter to $958.4 million at March 31, 2023, due to purchases of $101.7 million, offset by principal payments of $6.2 million and an increase in unrealized net losses of $5.5 million. The unrealized net losses of $5.5 million were due to wider credit spreads within corporate debt securities, offset by improvement in the valuation of CLOs, agency CMOs, and non-agency residential MBS securities.
As of March 31, 2023, the securities available-for-sale portfolio included $479.6 million of CLOs, $177.1 million of agency securities, $176.0 million of corporate debt securities, $115.4 million of residential collateralized mortgage obligations, and $10.3 million of SBA securities. The CLO portfolio, which is comprised of AAA and AA-rated securities, represented 37% of the total securities portfolio and the carrying value included an unrealized net loss of $11.2 million at March 31, 2023, compared to 40% of the total securities portfolio and an unrealized net loss of $15.6 million at December 31, 2022.
As of March 31, 2023, securities held-to-maturity had aggregate unrealized net losses of $55.6 million, of which $15.5 million related to unrealized losses from the transfer of certain fixed-rate mortgage-backed securities and municipal securities from the available-for-sale portfolio to the held-to-maturity portfolio in the prior year. Securities available-for-sale had aggregate unrealized net losses of $46.8 million. These unrealized net losses related primarily to changes in overall interest rates and the resulting impact on valuations of mortgage-backed securities, collateralized mortgage obligations, municipal securities and collateralized loan obligations and credit spreads within corporate debt securities.

Loans
The following table sets forth the composition, by loan category, of our loan portfolio as of the dates indicated:

	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
	($ in thousands)
Composition of loans
Commercial real estate	$1,302,277	$1,259,651	$1,240,927	$1,204,414	$1,163,381
Multifamily	1,678,300	1,689,943	1,698,455	1,572,308	1,397,761
Construction	260,167	243,553	236,495	228,341	225,153
Commercial and industrial	1,150,416	1,243,452	1,227,054	1,273,307	1,224,908
Commercial and industrial - warehouse lending	636,731	602,508	766,362	1,160,157	1,574,549
SBA	65,040	68,137	85,674	92,235	133,116
Total commercial loans	5,092,931	5,107,244	5,254,967	5,530,762	5,718,868
Single-family residential mortgage	1,877,114	1,920,806	1,947,652	1,832,279	1,637,307
Other consumer	84,335	86,988	86,701	88,223	95,398
Total consumer loans	1,961,449	2,007,794	2,034,353	1,920,502	1,732,705
Total gross loans	$7,054,380	$7,115,038	$7,289,320	$7,451,264	$7,451,573
Composition percentage of loans
Commercial real estate	18.5%	17.7%	17.0%	16.2%	15.6%
Multifamily	23.8%	23.8%	23.3%	21.1%	18.8%
Construction	3.7%	3.4%	3.2%	3.1%	3.0%
Commercial and industrial	16.3%	17.5%	16.8%	17.1%	16.4%
Commercial and industrial - warehouse lending	9.0%	8.4%	10.6%	15.5%	21.1%
SBA	0.9%	1.0%	1.2%	1.2%	1.8%
Total commercial loans	72.2%	71.8%	72.1%	74.2%	76.7%
Single-family residential mortgage	26.6%	27.0%	26.7%	24.6%	22.0%
Other consumer	1.2%	1.2%	1.2%	1.2%	1.3%
Total consumer loans	27.8%	28.2%	27.9%	25.8%	23.3%
Total gross loans	100.0%	100.0%	100.0%	100.0%	100.0%

Total loans ended the first quarter of 2023 at $7.05 billion, down $60.7 million from $7.12 billion at December 31, 2022, due mostly to a $88.1 million decrease in commercial loans, a $43.7 million decrease in single-family residential (SFR) loans, and a $3.1 million decrease in SBA loans, partially offset by a $42.6 million increase in commercial real estate loans and a $34.2 million increase in warehouse lending balances. Loan fundings of $398.9 million in the first quarter included net warehouse advances of $34.2 million, offset by other loan paydowns and payoffs of $453.9 million.

Loan concentrations were well-diversified between products and industries. In particular, at March 31, 2023, the CRE portfolio of $1.30 billion had balances related to office loans of $359.8 million. This was comprised of general office of $273.7 million with a weighted average LTV of 54% and debt service coverage ratio of 1.6x and medical office of $86.1 million with a weighted average LTV of 58% and debt service coverage ratio of 1.7x.

Deposits
The following table sets forth the composition of our deposits at the dates indicated:

	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
	($ in thousands)
Composition of deposits
Noninterest-bearing checking	$2,506,616	$2,809,328	$2,943,585	$2,826,599	$2,958,632
Interest-bearing checking	1,862,003	1,947,247	1,921,816	2,359,857	2,395,329
Savings and money market	998,365	1,174,925	1,478,045	1,622,922	1,605,088
Non-brokered certificates of deposit	585,272	584,476	614,569	615,719	520,652
Brokered certificates of deposit	999,718	604,945	322,370	133,586	—
Total deposits	$6,951,974	$7,120,921	$7,280,385	$7,558,683	$7,479,701
Composition percentage of deposits
Noninterest-bearing checking	36.1%	39.5%	40.4%	37.4%	39.6%
Interest-bearing checking	26.8%	27.3%	26.4%	31.2%	32.0%
Savings and money market	14.3%	16.5%	20.4%	21.5%	21.4%
Non-brokered certificates of deposit	8.4%	8.2%	8.4%	8.1%	7.0%
Brokered certificates of deposit	14.4%	8.5%	4.4%	1.8%	—%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%
Total deposits decreased $168.9 million during the first quarter of 2023 to $6.95 billion at March 31, 2023, due mostly to lower noninterest-bearing checking balances of $302.7 million, savings and money market balances of $176.6 million and interest-bearing checking balances of $85.2 million, partially offset by higher certificate of deposit balances of $395.6 million. We continue to focus on growing granular relationship-based deposits and strategically replacing short-term wholesale funding as we actively manage our funding costs. We also executed a $300 million cash flow hedge during the quarter to further manage our interest rate risk and reduce our exposure to higher funding costs resulting from higher interest rates. Noninterest-bearing checking totaled $2.51 billion and represented 36% of total deposits at March 31, 2023, compared to $2.81 billion, or 40% of total deposits, at December 31, 2022.

Insured deposits of $4.77 billion and collateralized deposits of $314.6 million represented 73% of total deposits at March 31, 2023, compared to insured deposits of $3.93 billion and collateralized deposits of $343.9 million which represented 60% of total deposits at December 31, 2022.
Debt
In light of current volatility in the market, we have proactively taken a number of liquidity-enhancing measures, including additional advances from FHLB and draws on available FRB facilities. Advances from the FHLB and FRB borrowings increased $1.01 billion during the first quarter to $1.73 billion at March 31, 2023. FHLB advances included (i) $325.0 million of overnight borrowings and (ii) $811.0 million in term advances with a weighted average life of 3.6 years and weighted average interest rate of 3.04%. We also utilized available capacity from the FRB through $600.0 million in overnight borrowings.
Equity
During the first quarter, total stockholders’ equity decreased by $711 thousand to $958.9 million and tangible common equity(1) decreased by $250 thousand to $837.5 million at March 31, 2023. The decrease in total stockholders’ equity for the first quarter resulted from net income of $20.3 million, partially offset by accumulated other comprehensive net loss (net of tax) from unrealized losses of $6.1 million from the cash flow hedge and $3.7 million from investment securities available-for-sale, dividends to common stockholders of $5.7 million and repurchases of common stock of $5.2 million. Book value per common share increased $0.07 during the first quarter to $16.33 as of March 31, 2023. Tangible common equity per share(1) also increased $0.07 during the first quarter to $14.26 as of March 31, 2023 due mostly to net income, offset by accumulated other comprehensive losses and dividends.
(1)Non-GAAP measures; refer to section 'Non-GAAP Measures'

Capital and Liquidity
Capital ratios remain strong with total risk-based capital at 14.06% and a tier 1 leverage ratio of 9.71% at March 31, 2023. The following table sets forth our regulatory capital ratios as of the dates indicated:

	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Capital Ratios(1)
Banc of California, Inc.
Total risk-based capital ratio	14.06%	14.21%	13.86%	13.69%	13.79%
Tier 1 risk-based capital ratio	11.66%	11.80%	11.43%	11.29%	11.40%
Common equity tier 1 capital ratio	11.66%	11.80%	11.43%	11.29%	11.40%
Tier 1 leverage ratio	9.71%	9.70%	9.52%	9.58%	9.72%
Banc of California, NA
Total risk-based capital ratio	15.76%	16.02%	15.70%	15.54%	15.66%
Tier 1 risk-based capital ratio	14.67%	14.94%	14.56%	14.41%	14.54%
Common equity tier 1 capital ratio	14.67%	14.94%	14.56%	14.41%	14.54%
Tier 1 leverage ratio(2)	12.22%	12.25%	12.12%	12.27%	12.38%
(1)March 31, 2023 capital ratios are preliminary.
(2)The interim capital relief related to the adoption of the current expected credit losses (CECL) accounting standard increased the Bank's leverage ratio by approximately 6 basis points at March 31, 2023.

At March 31, 2023, total cash and cash equivalents was $1.01 billion, an increase of $782.1 million from December 31, 2022 as we deployed a conservative strategy to hold extra liquidity due to the current operating environment. Combined with unpledged securities available-for-sale of $724.2 million and total available borrowing capacity of $2.29 billion, total liquid assets and unused borrowing capacity of $4.03 billion exceeded total uninsured and uncollateralized deposits of $1.87 billion by 215%.

Credit Quality

	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Asset quality information and ratios	($ in thousands)
Delinquent loans held-for-investment
30 to 89 days delinquent	$35,581	$46,666	$38,694	$38,285	$27,067
90+ days delinquent	37,060	44,554	18,843	23,905	33,930
Total delinquent loans	$72,641	$91,220	$57,537	$62,190	$60,997
Total delinquent loans to total loans	1.03%	1.28%	0.79%	0.83%	0.82%
Non-performing assets, excluding loans held-for-sale
Non-accrual loans	$56,545	$55,251	$42,674	$44,443	$54,529
90+ days delinquent and still accruing loans	—	—	—	—	—
Non-performing loans	56,545	55,251	42,674	44,443	54,529
Non-performing assets	$56,545	$55,251	$42,674	$44,443	$54,529
ALL to non-performing loans	149.54%	155.58%	216.63%	211.04%	170.97%
Non-performing loans to total loans held-for-investment	0.80%	0.78%	0.59%	0.60%	0.73%
Non-performing assets to total assets	0.56%	0.60%	0.46%	0.47%	0.57%
At March 31, 2023, total delinquent loans were $72.6 million, and included SFR mortgages of $40.9 million, or 56.3% of total delinquent loans. During the first quarter, delinquent loans decreased $18.6 million due to total additions of $27.8 million, offset by cures of $35.9 million and amortization and other removals of $10.5 million. Additions to delinquent loans included $14.7 million of SFR mortgages, $10.8 million of commercial and industrial loans, and $2.3 million of other loans.

At March 31, 2023, non-performing loans were $56.5 million, and included (i) commercial loans of $26.3 million, (ii) SFR mortgages of $24.6 million, and (iii) $5.4 million of commercial loans in a current payment status, however are on nonaccrual based on other criteria. Excluding SFR mortgages, which are well secured with low loan-to-value ratios, non-performing loans decreased $2.2 million from the prior quarter.

Allowance for Credit Losses

	Three Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
	($ in thousands)
Allowance for loan losses (ALL)
Balance at beginning of period	$85,960	$92,444	$93,793	$93,226	$92,584
Loans charged off	(3,949)	(7,641)	(912)	(494)	(231)
Recoveries	49	57	63	1,561	32,215
Net (charge-offs) recoveries	(3,900)	(7,584)	(849)	1,067	31,984
Provision for (reversal of) loan losses	2,500	1,100	(500)	(500)	(31,342)
Balance at end of period	$84,560	$85,960	$92,444	$93,793	$93,226
Reserve for unfunded loan commitments (RUC)
Balance at beginning of period	$5,305	$6,405	$5,905	$5,405	$5,605
(Reversal of) provision for credit losses	(500)	(1,100)	500	500	(200)
Balance at end of period	4,805	5,305	6,405	5,905	5,405
Allowance for credit losses (ACL)	$89,365	$91,265	$98,849	$99,698	$98,631

ALL to total loans	1.20%	1.21%	1.27%	1.26%	1.25%
ACL to total loans	1.27%	1.28%	1.36%	1.34%	1.32%
ACL to NPLs	158.04%	165.18%	231.64%	224.33%	180.88%
Annualized net loan charge-offs (recoveries) to average total loans held-for-investment	0.22%	0.42%	0.05%	(0.06)%	(1.76)%

The allowance for credit losses, which includes the reserve for unfunded loan commitments, totaled $89.4 million, or 1.27% of total loans, at March 31, 2023, compared to $91.3 million, or 1.28% of total loans, at December 31, 2022. ACL decreased by $1.9 million due to: (i) net charge offs of $3.9 million, of which $3.2 million related to commercial and industrial loans, (ii) $3.2 million from lower loan balances and changes in portfolio mix and (iii) $500 thousand lower RUC from lower unfunded commitments, partially offset by (iv) new specific reserves totaling $3.2 million, and (v) a $2.5 million increase in general reserves due mainly to the impact of the deterioration in the macroeconomic outlook. The ACL coverage of non-performing loans was 158% at March 31, 2023 compared to 165% at December 31, 2022.

The ACL methodology uses a nationally recognized, third-party model that includes many assumptions based on historical and peer loss data, current loan portfolio risk profile including risk ratings, and economic forecasts including macroeconomic variables released by the model provider during March 2023. The published forecasts consider the Federal Reserve's monetary policy, labor market constraints, inflation levels, global oil prices and changes in real estate values, among other factors.

Conference Call
The Company will host a conference call to discuss its first quarter 2023 financial results at 10:00 a.m. Pacific Time (PT) on Thursday, April 20, 2023. Interested parties are welcome to attend the conference call by dialing (888) 317-6003, and referencing event code 4273553. A live audio webcast will also be available and the webcast link will be posted on the Company’s Investor Relations website at www.bancofcal.com/investor. The slide presentation for the call will also be available on the Company's Investor Relations website prior to the call. A replay of the call will be made available approximately one hour after the call has ended on the Company’s Investor Relations website at www.bancofcal.com/investor or by dialing (877) 344-7529 and referencing event code 2649988.

About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) is a bank holding company with $10.04 billion in assets at March 31, 2023 and one wholly-owned banking subsidiary, Banc of California, N.A. (the Bank). The Bank has 34 offices including 28 full-service branches located throughout Southern California. Through our dedicated professionals, we provide customized and innovative banking and lending solutions to businesses, entrepreneurs and individuals throughout California, and full stack payment processing solution through our subsidiary Deepstack Technologies. We help to improve the communities where we live and work, by supporting organizations that provide financial literacy and job training, small business support and affordable housing. With a commitment to service and to building enduring relationships, we provide a higher standard of banking. We look forward to helping you achieve your goals. For more information, please visit us at www.bancofcal.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words or phrases such as “believe,” “will,” “should,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “strategy,” or similar expressions are intended to identify these forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. (the Company) with the Securities and Exchange Commission (SEC). The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made, except as required by law.

Factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to: (i) changes in general economic conditions, either nationally or in our market areas, including the impact of supply chain disruptions, and the risk of recession or an economic downturn; (ii) changes in the interest rate environment, including the recent and anticipated increases in the FRB benchmark rate, which could adversely affect our revenue and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity, the impacts of continuing inflation; (iii) the credit risks of lending activities, which may be affected by deterioration in real estate markets and the financial condition of borrowers, and the operational risk of lending activities, including the effectiveness of our underwriting practices and the risk of fraud, any of which may lead to increased loan delinquencies, losses, and nonperforming assets, and may result in our allowance for credit losses not being adequate; (iv) fluctuations in the demand for loans, and fluctuations in commercial and residential real estate values in our market area; (v) the quality and composition of our securities portfolio; (vi) our ability to develop and maintain a strong core deposit base or other low cost funding sources necessary to fund our activities particularly in a rising or high interest rate environment; (vii) the rapid withdrawal of a significant amount of demand deposits over a short period of time; (viii) the costs and effects of litigation; (ix) risks related to the Company’s acquisitions, including disruption to current plans and operations; difficulties in customer and employee retention; fees, expenses and charges related to these transactions being significantly higher than anticipated; and our inability to achieve expected revenues, cost savings, synergies, and other benefits; and in the case of our recent acquisition of Deepstack Technologies, LLC (Deepstack), reputational risk, regulatory risk and potential adverse reactions of the Company's or Deepstack's customers, suppliers, vendors, employees or other business partners; (x) results of examinations by regulatory authorities of the Company and the possibility that any such regulatory authority may, among other things, limit our business activities, restrict our ability to invest in certain assets, refrain from issuing an approval or non-objection to certain capital or other actions, increase our allowance for credit losses, result in write-downs of asset values, restrict our ability or that of our bank subsidiary to pay dividends, or impose fines, penalties or sanctions; (xi) legislative or regulatory changes that adversely affect our business, including changes in tax laws and policies, accounting policies and practices, privacy laws, and regulatory capital or other rules; (xii) the risk that our enterprise risk management framework may not be effective in mitigating risk and reducing the potential for losses; (xiii) errors in estimates of the fair values of certain of our assets and liabilities, which may result in significant changes in valuation; (xiv) failures or security breaches with respect to the network, applications, vendors and computer systems on which we depend, including due to cybersecurity threats; (xv) our ability to attract and retain key members of our senior management team; (xvi) the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; (xvii) the impact of bank failures or other adverse developments at other banks on general investor sentiment regarding the stability and liquidity of banks; (xviii) the possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and capital; and (xix) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described in this press release and from time to time in other documents that we file with or furnish to the SEC.

Source: Banc of California, Inc.
Investor Relations Inquiries:
Banc of California, Inc.
(855) 361-2262
Jared Wolff, (949) 385-8700

Banc of California, Inc.
Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
ASSETS
Cash and cash equivalents	$1,010,951	$228,896	$256,058	$243,064	$254,241
Securities held-to-maturity	328,520	328,641	328,757	329,272	329,381
Securities available-for-sale	958,427	868,297	847,565	865,435	898,775
Loans	7,054,380	7,115,038	7,289,320	7,451,264	7,451,573
Allowance for loan losses	(84,560)	(85,960)	(92,444)	(93,793)	(93,226)
Federal Home Loan Bank and other bank stock	70,334	57,092	54,428	51,489	51,456
Premises and equipment, net	108,087	107,345	107,728	108,523	109,593
Goodwill	114,312	114,312	114,312	95,127	95,127
Other intangible assets, net	7,065	7,526	8,081	4,677	4,990
Deferred income tax, net	54,450	50,518	56,376	54,455	51,516
Bank owned life insurance investment	128,022	127,122	126,199	125,326	124,516
Other assets	288,913	278,189	272,198	267,274	305,598
Total assets	$10,038,901	$9,197,016	$9,368,578	$9,502,113	$9,583,540

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits	$2,506,616	$2,809,328	$2,943,585	$2,826,599	$2,958,632
Interest-bearing deposits	4,445,358	4,311,593	4,336,800	4,732,084	4,521,069
Total deposits	6,951,974	7,120,921	7,280,385	7,558,683	7,479,701
FHLB advances and FRB borrowings	1,732,670	727,348	727,021	511,695	556,374
Other borrowings	—	—	10,000	98,000	190,000
Long-term debt, net	274,995	274,906	274,746	274,587	274,468
Accrued expenses and other liabilities	120,355	114,223	124,436	110,018	103,988
Total liabilities	9,079,994	8,237,398	8,416,588	8,552,983	8,604,531
Commitments and contingent liabilities
Common stock	653	651	652	647	646
Common stock, class B non-voting non-convertible	5	5	5	5	5
Additional paid-in capital	866,306	866,478	864,806	856,079	855,198
Retained earnings	263,524	248,988	231,084	210,471	187,457
Treasury stock	(121,092)	(115,907)	(96,978)	(84,013)	(45,125)
Accumulated other comprehensive loss, net	(50,489)	(40,597)	(47,579)	(34,059)	(19,172)
Total stockholders’ equity	958,907	959,618	951,990	949,130	979,009
Total liabilities and stockholders’ equity	$10,038,901	$9,197,016	$9,368,578	$9,502,113	$9,583,540

Banc of California, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Interest and dividend income
Loans, including fees	$87,418	$88,717	$83,699	$78,895	$76,234
Securities	14,909	12,905	10,189	8,124	7,309
Other interest-earning assets	4,592	2,490	2,085	1,399	726
Total interest and dividend income	106,919	104,112	95,973	88,418	84,269
Interest expense
Deposits	20,527	14,278	8,987	3,180	1,388
FHLB advances and FRB borrowings	9,648	5,528	3,558	3,114	2,953
Other interest-bearing liabilities	3,691	4,089	4,020	3,825	3,487
Total interest expense	33,866	23,895	16,565	10,119	7,828
Net interest income	73,053	80,217	79,408	78,299	76,441
Provision for (reversal of) credit losses	2,000	—	—	—	(31,542)
Net interest income after provision for (reversal of) credit losses	71,053	80,217	79,408	78,299	107,983
Noninterest income
Customer service fees	1,979	2,066	2,462	2,578	2,434
Loan servicing income	547	561	636	109	212
Income from bank owned life insurance	900	923	873	810	796
Net (loss) gain on sale of securities available for sale	—	(7,708)	—	—	16
All other income	4,433	2,731	1,710	3,689	2,452
Total noninterest income	7,859	(1,427)	5,681	7,186	5,910
Noninterest expense
Salaries and employee benefits	29,656	27,812	27,997	28,264	28,987
Occupancy and equipment	5,526	5,740	5,796	5,741	5,637
Professional fees	4,072	3,193	3,957	4,001	2,839
Data processing	1,563	1,744	1,699	1,782	1,828
Regulatory assessments	1,202	905	925	1,021	775
Software and technology	3,274	3,197	3,659	2,747	2,700
Reversal of loan repurchase reserves	(11)	(17)	(26)	(490)	(471)
Amortization of intangible assets	461	555	396	313	441
Acquisition, integration and transaction costs	—	—	2,080	—	—
All other expense	3,878	4,466	3,975	4,190	3,702
Total noninterest expense before loss (gain) in alternative energy partnership investments	49,621	47,595	50,458	47,569	46,438
Loss in alternative energy partnership investments	1,618	608	504	1,043	158
Total noninterest expense	51,239	48,203	50,962	48,612	46,596
Income before income taxes	27,673	30,587	34,127	36,873	67,297
Income tax expense	7,395	9,068	9,931	10,161	18,785
Net income	20,278	21,519	24,196	26,712	48,512
Preferred stock dividends	—	—	—	—	1,420
Impact of preferred stock redemption	—	—	—	—	3,747
Net income available to common stockholders	$20,278	$21,519	$24,196	$26,712	$43,345
Earnings per common share:
Basic	$0.34	$0.36	$0.40	$0.44	$0.69
Diluted	$0.34	$0.36	$0.40	$0.43	$0.69
Weighted average number of common shares outstanding
Basic	59,014,187	59,252,995	60,044,403	61,350,802	62,606,450
Diluted	59,206,619	59,725,283	60,492,460	61,600,615	62,906,003
Dividends declared per common share	$0.10	$0.06	$0.06	$0.06	$0.06

Banc of California, Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Profitability and other ratios of consolidated operations
Return on average assets (ROAA)(1)	0.88%	0.92%	1.02%	1.15%	2.09%
Adjusted ROAA(1)(2)	0.94%	1.15%	1.13%	1.19%	2.10%
Return on average equity(1)	8.18%	8.63%	9.99%	11.05%	18.74%
Return on average tangible common equity(1)(2)	9.46%	10.02%	11.33%	12.42%	20.27%
Pre-tax pre-provision income ROAA(1)(2)	1.29%	1.31%	1.44%	1.58%	1.54%
Adjusted pre-tax pre-provision income ROAA(1)(2)	1.38%	1.63%	1.59%	1.65%	1.55%
Dividend payout ratio(3)	29.41%	16.67%	15.00%	13.64%	8.70%
Average loan yield	5.07%	4.92%	4.54%	4.35%	4.26%
Average cost of interest-bearing deposits	1.98%	1.34%	0.77%	0.28%	0.12%
Average cost of total deposits	1.22%	0.79%	0.47%	0.17%	0.08%
Net interest spread	2.52%	2.98%	3.13%	3.30%	3.29%
Net interest margin(1)	3.41%	3.69%	3.58%	3.58%	3.51%
Noninterest income to total revenue(4)	9.71%	(1.81)%	6.68%	8.41%	7.18%
Adjusted noninterest income to adjusted total revenue(2)(4)	9.71%	7.26%	6.68%	8.41%	7.16%
Noninterest expense to average total assets(1)	2.23%	2.07%	2.15%	2.09%	2.01%
Adjusted noninterest expense to average total assets(1)(2)	2.14%	2.08%	2.00%	2.02%	2.01%
Efficiency ratio(2)(5)	63.33%	61.18%	59.89%	56.87%	56.58%
Adjusted efficiency ratio(2)(6)	60.86%	56.03%	55.66%	55.11%	56.53%
Average loans to average deposits	102.35%	100.25%	97.34%	98.21%	98.28%
Average securities to average total assets	13.93%	13.19%	12.70%	13.02%	13.76%
Average stockholders’ equity to average total assets	10.78%	10.69%	10.21%	10.38%	11.18%

(1)Ratio presented on an annualized basis.
(2)Ratio determined by methods other than in accordance with U.S. generally accepted accounting principles (GAAP). See Non-GAAP measures section for reconciliation of the calculation.
(3)Ratio calculated by dividing dividends declared per common share by basic earnings per common share.
(4)Total revenue is equal to the sum of net interest income before provision for (reversal of) credit losses and noninterest income.
(5)Ratio calculated by dividing noninterest expense by the sum of net interest income before provision for (reversal of) credit losses and noninterest income.
(6)Ratio calculated by dividing adjusted noninterest expense by the sum of net interest income before provision for (reversal of) credit losses and adjusted noninterest income.

Banc of California, Inc.
Average Balance, Average Yield Earned, and Average Cost Paid
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31, 2023			December 31, 2022			September 30, 2022
	Average		Yield	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest-earning assets
Commercial real estate, multifamily, and construction	$3,242,780	$37,066	4.64%	$3,223,614	$36,214	4.46%	$3,142,772	$34,269	4.33%
Commercial and industrial and SBA	1,765,299	29,544	6.79%	1,909,144	31,492	6.54%	2,151,511	29,296	5.40%
SFR mortgage	1,897,763	19,441	4.15%	1,932,397	19,661	4.04%	1,927,694	18,699	3.85%
Other consumer	84,786	1,308	6.26%	86,273	1,335	6.14%	87,335	1,331	6.05%
Loans held-for-sale	4,330	59	5.53%	4,352	15	1.37%	4,207	104	9.81%
Gross loans and leases	6,994,958	87,418	5.07%	7,155,780	88,717	4.92%	7,313,519	83,699	4.54%
Securities	1,297,640	14,909	4.66%	1,221,147	12,905	4.19%	1,194,942	10,189	3.38%
Other interest-earning assets	389,051	4,592	4.79%	239,336	2,490	4.13%	292,819	2,085	2.82%
Total interest-earning assets	8,681,649	106,919	4.99%	8,616,263	104,112	4.79%	8,801,280	95,973	4.33%
Allowance for loan losses	(84,267)			(91,606)			(93,517)
BOLI and noninterest-earning assets	719,827			732,654			700,977
Total assets	$9,317,209			$9,257,311			$9,408,740

Interest-bearing liabilities
Interest-bearing checking	$1,951,618	$8,514	1.77%	$1,854,333	$4,998	1.07%	$2,285,071	$3,880	0.67%
Savings and money market	1,070,911	2,001	0.76%	1,308,383	2,379	0.72%	1,536,438	2,236	0.58%
Certificates of deposit	1,189,658	10,012	3.41%	1,072,953	6,901	2.55%	832,506	2,871	1.37%
Total interest-bearing deposits	4,212,187	20,527	1.98%	4,235,669	14,278	1.34%	4,654,015	8,987	0.77%
FHLB advances and FRB borrowings	1,067,125	9,648	3.67%	684,177	5,528	3.21%	482,842	3,558	2.92%
Other borrowings	4,773	57	4.84%	41,075	414	4.00%	70,431	412	2.32%
Long-term debt	274,939	3,634	5.36%	274,812	3,675	5.31%	274,665	3,608	5.21%
Total interest-bearing liabilities	5,559,024	33,866	2.47%	5,235,733	23,895	1.81%	5,481,953	16,565	1.20%
Noninterest-bearing deposits	2,617,973			2,897,755			2,855,220
Noninterest-bearing liabilities	135,418			134,409			110,761
Total liabilities	8,312,415			8,267,897			8,447,934
Total stockholders’ equity	1,004,794			989,414			960,806
Total liabilities and stockholders’ equity	$9,317,209			$9,257,311			$9,408,740

Net interest income/spread		$73,053	2.52%		$80,217	2.98%		$79,408	3.13%
Net interest margin			3.41%			3.69%			3.58%

Ratio of interest-earning assets to interest-bearing liabilities	156%			165%			161%
Total deposits	$6,830,160	$20,527	1.22%	$7,133,424	$14,278	0.79%	$7,509,235	$8,987	0.47%
Total funding (1)	$8,176,997	$33,866	1.68%	$8,133,488	$23,895	1.17%	$8,337,173	$16,565	0.79%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

	Three Months Ended
	June 30, 2022			March 31, 2022
	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest-earning assets
Commercial real estate, multifamily, and construction	$2,889,652	$31,290	4.34%	$2,850,811	$31,367	4.46%
Commercial and industrial and SBA	2,527,506	29,334	4.66%	2,748,541	30,043	4.43%
SFR mortgage	1,755,719	16,795	3.84%	1,562,478	13,273	3.45%
Other consumer	93,160	1,450	6.24%	97,516	1,523	6.33%
Loans held-for-sale	3,618	26	2.88%	3,428	28	3.31%
Gross loans and leases	7,269,655	78,895	4.35%	7,262,774	76,234	4.26%
Securities	1,216,612	8,124	2.68%	1,292,079	7,309	2.29%
Other interest-earning assets	295,715	1,399	1.90%	265,339	726	1.11%
Total interest-earning assets	8,781,982	88,418	4.04%	8,820,192	84,269	3.87%
Allowance for loan losses	(94,217)			(92,618)
BOLI and noninterest-earning assets	654,931			664,731
Total assets	$9,342,696			$9,392,305

Interest-bearing liabilities
Interest-bearing checking	$2,363,233	$1,457	0.25%	$2,409,262	$641	0.11%
Savings and money market	1,598,663	860	0.22%	1,673,244	510	0.12%
Certificates of deposit	631,415	863	0.55%	508,244	237	0.19%
Total interest-bearing deposits	4,593,311	3,180	0.28%	4,590,750	1,388	0.12%
FHLB advances	485,629	3,114	2.57%	459,749	2,953	2.60%
Other borrowings	117,688	325	1.11%	116,495	55	0.19%
Long-term debt	274,515	3,500	5.11%	274,417	3,432	5.07%
Total interest-bearing liabilities	5,471,143	10,119	0.74%	5,441,411	7,828	0.58%
Noninterest-bearing deposits	2,804,877			2,795,633
Noninterest-bearing liabilities	96,791			105,349
Total liabilities	8,372,811			8,342,393
Total stockholders’ equity	969,885			1,049,912
Total liabilities and stockholders’ equity	$9,342,696			$9,392,305

Net interest income/spread		$78,299	3.30%		$76,441	3.29%
Net interest margin			3.58%			3.51%

Ratio of interest-earning assets to interest-bearing liabilities	161%			162%
Total deposits	$7,398,188	$3,180	0.17%	$7,386,383	$1,388	0.08%
Total funding (1)	$8,276,020	$10,119	0.49%	$8,237,044	$7,828	0.39%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures
(Dollars in thousands, except per share data)
(Unaudited)

Under Item 10(e) of SEC Regulation S-K, public companies disclosing financial measures in filings with the SEC that are not calculated in accordance with GAAP must also disclose, along with each non-GAAP financial measure, certain additional information, including a presentation of the most directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure, as well as a statement of the reasons why the company's management believes that presentation of the non-GAAP financial measure provides useful information to investors regarding the company's financial condition and results of operations and, to the extent material, a statement of the additional purposes, if any, for which the company's management uses the non-GAAP financial measure.
Tangible assets, tangible equity, tangible common equity, tangible common equity to tangible assets, tangible common equity per share, return on average tangible common equity, adjusted noninterest income, adjusted noninterest expense, adjusted noninterest income to adjusted total revenue, adjusted noninterest expense to average total assets, pre-tax pre-provision (PTPP) income, adjusted PTPP income, PTPP income ROAA, adjusted PTPP income ROAA, efficiency ratio, adjusted efficiency ratio, adjusted net income, adjusted net income available to common stockholders, adjusted diluted earnings per share (EPS), adjusted return on average assets (ROAA), adjusted common equity tier 1 (CET 1) and adjusted CET1 ratios constitute supplemental financial information determined by methods other than in accordance with GAAP. These non-GAAP measures are used by management in its analysis of the Company's performance.
Tangible assets and tangible equity are calculated by subtracting goodwill and other intangible assets from total assets and total equity. Tangible common equity is calculated by subtracting preferred stock, as applicable, from tangible equity. Return on average tangible common equity is calculated by dividing net income available to common stockholders, after adjustment for amortization of intangible assets, by average tangible common equity. Banking regulators also exclude goodwill and other intangible assets from stockholders' equity when assessing the capital adequacy of a financial institution.
PTPP income is calculated by adding net interest income and noninterest income (total revenue) and subtracting noninterest expense. Adjusted PTPP income is calculated by adding net interest income and adjusted noninterest income (adjusted total revenue) and subtracting adjusted noninterest expense. PTPP income ROAA is calculated by dividing annualized PTPP income by average assets. Adjusted PTPP income ROAA is calculated by dividing annualized adjusted PTPP income by average assets. Efficiency ratio is calculated by dividing noninterest expense by total revenue. Adjusted efficiency ratio is calculated by dividing adjusted noninterest expense by adjusted total revenue.
Adjusted net income is calculated by adjusting net income for tax-effected noninterest income and noninterest expense adjustments and the tax impact from the exercise of stock appreciation rights for the periods indicated. Adjusted ROAA is calculated by dividing annualized adjusted net income by average assets. Adjusted net income available to common stockholders is calculated by removing the impact of preferred stock redemptions from adjusted net income. Adjusted diluted earnings per share is calculated by dividing adjusted net income available to common stockholders by the weighted average diluted common shares outstanding.
Common equity tier 1 and the common equity tier 1 ratio are defined by regulatory capital rules. Adjusted CET 1 is calculated by subtracting net unrealized losses on securities from CET 1 capital. Adjusted CET 1 ratio is calculated by dividing adjusted CET 1 by total risk-weighted assets. Adjusted CET 1 ratio, assuming AFS losses realized, is calculated by dividing CET 1 capital amount after adjusting for the net unrealized losses on AFS securities, by total risk-weighted assets. Adjusted CET 1 ratio, assuming HTM losses realized, is calculated by dividing CET 1 capital after adjusting for the net unrealized losses on HTM securities, by total risk-weighted assets. Adjusted CET 1 and adjusted CET 1 ratios are provided to reflect management’s assessment of capital impacts from net unrealized losses on securities. Capital amounts and ratios as of March 31, 2023 are preliminary.
Management believes the presentation of these financial measures adjusting the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results and operating performance of the Company. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.
The following tables provide reconciliations of the non-GAAP measures with financial measures defined by GAAP.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Tangible common equity, and tangible common equity to tangible assets ratio
Total assets	$10,038,901	$9,197,016	$9,368,578	$9,502,113	$9,583,540
Less goodwill	(114,312)	(114,312)	(114,312)	(95,127)	(95,127)
Less other intangible assets	(7,065)	(7,526)	(8,081)	(4,677)	(4,990)
Tangible assets(1)	$9,917,524	$9,075,178	$9,246,185	$9,402,309	$9,483,423

Total stockholders' equity	$958,907	$959,618	$951,990	$949,130	$979,009
Less goodwill	(114,312)	(114,312)	(114,312)	(95,127)	(95,127)
Less other intangible assets	(7,065)	(7,526)	(8,081)	(4,677)	(4,990)
Tangible common equity(1)	837,530	837,780	829,597	849,326	878,892

Total stockholders' equity to total assets	9.55%	10.43%	10.16%	9.99%	10.22%
Tangible common equity to tangible assets(1)	8.44%	9.23%	8.97%	9.03%	9.27%

Common shares outstanding	58,237,303	58,544,534	59,679,558	59,985,736	62,077,312
Class B non-voting non-convertible common shares outstanding	477,321	477,321	477,321	477,321	477,321
Total common shares outstanding	58,714,624	59,021,855	60,156,879	60,463,057	62,554,633

Book value per common share	$16.33	$16.26	$15.83	$15.70	$15.65
Tangible common equity per share(1)	$14.26	$14.19	$13.79	$14.05	$14.05
(1)Non-GAAP measure.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Return on tangible common equity
Average total stockholders' equity	$1,004,794	$989,414	$960,806	$969,885	$1,049,912
Less average preferred stock	—	—	—	—	(75,965)
Average common stockholders' equity	1,004,794	989,414	960,806	969,885	973,947
Less average goodwill	(114,312)	(114,312)	(98,916)	(95,127)	(94,307)
Less average other intangible assets	(7,355)	(7,869)	(4,570)	(4,869)	(6,224)
Average tangible common equity(1)	$883,127	$867,233	$857,320	$869,889	$873,416

Net income available to common stockholders	$20,278	$21,519	$24,196	$26,712	$43,345
Add amortization of intangible assets	461	555	396	313	441
Less tax effect on amortization of intangible assets(2)	(136)	(164)	(117)	(93)	(130)
Net income available to common stockholders after adjustments for intangible assets(1)	$20,603	$21,910	$24,475	$26,932	$43,656

Return on average equity	8.18%	8.63%	9.99%	11.05%	18.74%
Return on average tangible common equity(1)	9.46%	10.02%	11.33%	12.42%	20.27%
(1)Non-GAAP measure.
(2)Adjustments shown at a statutory tax rate of 29.6%.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Adjusted noninterest income
Total noninterest income	$7,859	$(1,427)	$5,681	$7,186	$5,910
Noninterest income adjustments:
Net loss (gain) on sale of securities available for sale	—	7,708	—	—	(16)
Adjusted noninterest income(1)	$7,859	$6,281	$5,681	$7,186	$5,894

Adjusted noninterest expense
Total noninterest expense	$51,239	$48,203	$50,962	$48,612	$46,596
Noninterest expense adjustments:
Indemnified legal recoveries (fees)	(380)	869	(1,017)	(455)	106
Acquisition, integration and transaction costs	—	—	(2,080)	—	—
Noninterest expense adjustments before (loss) gain in alternative energy partnership investments	(380)	869	(3,097)	(455)	106
(Loss) gain in alternative energy partnership investments	(1,618)	(608)	(504)	(1,043)	(158)
Total noninterest expense adjustments	(1,998)	261	(3,601)	(1,498)	(52)
Adjusted noninterest expense(1)	$49,241	$48,464	$47,361	$47,114	$46,544

Average assets	$9,317,209	$9,257,311	$9,408,740	$9,342,696	$9,392,305
Noninterest income to total revenue(1)	9.71%	(1.81)%	6.68%	8.41%	7.18%
Adjusted noninterest income to adjusted total revenue(1)	9.71%	7.26%	6.68%	8.41%	7.16%
Noninterest expense to average total assets(2)	2.23%	2.07%	2.15%	2.09%	2.01%
Adjusted noninterest expense to average total assets(1)(2)	2.14%	2.08%	2.00%	2.02%	2.01%
(1)Non-GAAP measure.
(2)Ratio presented on an annualized basis.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Adjusted pre-tax pre-provision income
Net interest income	$73,053	$80,217	$79,408	$78,299	$76,441
Noninterest income	7,859	(1,427)	5,681	7,186	5,910
Total revenue	80,912	78,790	85,089	85,485	82,351
Noninterest expense	51,239	48,203	50,962	48,612	46,596
Pre-tax pre-provision income(1)	$29,673	$30,587	$34,127	$36,873	$35,755

Total revenue	$80,912	$78,790	$85,089	$85,485	$82,351
Total noninterest income adjustments	—	7,708	—	—	(16)
Adjusted total revenue(1)	80,912	86,498	85,089	85,485	82,335

Noninterest expense	51,239	48,203	50,962	48,612	46,596
Total noninterest expense adjustments	(1,998)	261	(3,601)	(1,498)	(52)
Adjusted noninterest expense(1)	49,241	48,464	47,361	47,114	46,544
Adjusted pre-tax pre-provision income(1)	$31,671	$38,034	$37,728	$38,371	$35,791

Average assets	$9,317,209	$9,257,311	$9,408,740	$9,342,696	$9,392,305
Pre-tax pre-provision income ROAA(1)(2)	1.29%	1.31%	1.44%	1.58%	1.54%
Adjusted pre-tax pre-provision income ROAA(1)(2)	1.38%	1.63%	1.59%	1.65%	1.55%
Efficiency ratio(1)(2)	63.33%	61.18%	59.89%	56.87%	56.58%
Adjusted efficiency ratio(1)(2)	60.86%	56.03%	55.66%	55.11%	56.53%
(1)Non-GAAP measure.
(2)Ratio presented on an annualized basis.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Adjusted net income
Net income (1)(2)(3)	$20,278	$21,519	$24,196	$26,712	$48,512
Adjustments:
Noninterest income adjustments	—	7,708	—	—	(16)
Noninterest expense adjustments	1,998	(261)	3,601	1,498	52
Tax impact of adjustments above(3)	(591)	(2,202)	(1,065)	(443)	(11)
Adjustments to net income	1,407	5,245	2,536	1,055	25
Adjusted net income(2)(4)	$21,685	$26,764	$26,732	$27,767	$48,537

Average assets	$9,317,209	$9,257,311	$9,408,740	$9,342,696	$9,392,305
ROAA(5)	0.88%	0.92%	1.02%	1.15%	2.09%
Adjusted ROAA(4)(5)	0.94%	1.15%	1.13%	1.19%	2.10%

Adjusted net income available to common stockholders
Net income available to common stockholders	$20,278	$21,519	$24,196	$26,712	$43,345
Adjustments to net income	1,407	5,245	2,536	1,055	25
Adjustments for impact of preferred stock redemption	—	—	—	—	3,747
Adjusted net income available to common stockholders(4)	$21,685	$26,764	$26,732	$27,767	$47,117

Average diluted common shares	59,206,619	59,725,283	60,492,460	61,600,615	62,906,003
Diluted EPS	$0.34	$0.36	$0.40	$0.43	$0.69
Adjusted diluted EPS(4)(6)	$0.37	$0.45	$0.44	$0.45	$0.75

(1)Net income for the three months ended December 31, 2022 includes a $7.7 million pre-tax loss on sale of securities.
(2)Net income and adjusted net income for the three months ended March 31, 2022 includes a $31.3 million pre-tax reversal of credit losses due to the recovery from the settlement of a previously charged-off loan; there is no similar recovery in any of the other periods presented. The Bank previously recognized a $35.1 million charge-off for this loan during the third quarter of 2019.
(3)Tax impact of adjustments shown at a statutory tax rate of 29.6%.
(4)Non-GAAP measure.
(5)Ratio presented on an annualized basis.
(6)Represents adjusted net income available to common stockholders divided by average diluted common shares.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands)
(Unaudited)

March 31, 2023
Adjusted Common Equity Tier 1 (CET 1) capital(1)
CET 1 capital(2)	$893,648
Less unrealized loss on AFS securities, net of tax	(33,687)
Less unrealized loss on HTM securities, net of tax	(40,036)
Adjusted CET 1 capital(3)	$819,925

Unrealized loss on AFS securities, net of tax, to CET 1 capital	3.77%
Unrealized loss on HTM securities, net of tax, to CET 1 capital	4.48%

Total risk-weighted assets(2)	$7,665,451

CET 1 ratio(2)	11.66%
Adjusted CET 1 ratio, assuming AFS losses realized(3)	11.22%
Adjusted CET 1 ratio, assuming AFS and HTM losses realized(3)	10.70%

(1)March 31, 2023 presented to reflect management’s assessment of capital impact from net unrealized losses on securities. Tax rate of 28.0% used for calculation purposes.
(2)March 31, 2023 capital and capital ratios are preliminary.
(3)Non-GAAP measure.